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PRESS RELEASES
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SONABANK, MCLEAN VIRGINIA, ASSUMES ALL OF THE DEPOSITS OF GREATER ATLANTIC
BANK, RESTON, VIRGINIA

FOR IMMEDIATE RELEASE                                             MEDIA CONTACT:
DECEMBER 4, 2009                                       DAVID BARR (202) 898-6992
                                                            CELL: (703) 622-4790
                                                           EMAIL: dbarr@fdic.gov


Greater Atlantic Bank, Reston, Virginia, was closed today by the Office of Thrift Supervision, which appointed the Federal Deposit Insurance
Corporation (FDIC) as receiver. To protect the depositors, the FDIC entered into a purchase and assumption agreement with Sonabank, McLean, Virginia, to assume all of the deposits of Greater Atlantic Bank.

The five branches of Greater Atlantic Bank will reopen during normal business hours as branches of Sonabank. Depositors of Greater Atlantic Bank will automatically become depositors of Sonabank. Deposits will continue to be insured by the FDIC, so there is no need for customers to change their banking relationship to retain their deposit insurance coverage. Customers should continue to use their existing branch until they receive notice from Sonabank that it has completed systems changes to allow other Sonabank branches to process their accounts as well.

This evening and over the weekend, depositors of Greater Atlantic Bank can access their money by writing checks or using ATM or debit cards. Checks drawn on the bank will continue to be processed. Loan customers should continue to make their payments as usual.

As of October 20, 2009, Greater Atlantic Bank had total assets of approximately $203.0 million and total deposits of approximately $179.0 million. Sonabank did not pay the FDIC a premium for the deposits of Greater Atlantic Bank. In addition to assuming all of the deposits of the Greater Atlantic Bank, Sonabank agreed to purchase essentially all of the assets.

The FDIC and Sonabank entered into a loss-share transaction on approximately $145.0 million of Greater Atlantic Bank's assets. Sonabank will share in the losses on the asset pools covered under the loss-share agreement. The loss-share transaction is projected to maximize returns on the assets covered by keeping them in the private sector. The transaction also is expected to minimize disruptions for loan customers. For more information on loss share, please visit: http://www.fdic.gov/bank/individual/failed/lossshare/index.html.

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Customers who have questions about today's transaction can call the FDIC toll-free at 1-800-830-6698. The phone number will be operational this evening until 9:00 p.m., Eastern Standard Time (EST); on Saturday from 9:00 a.m. to 6:00 p.m., EST; on Sunday from noon to 6:00 p.m., EST; and thereafter from 8:00 a.m. to 8:00 p.m., EST. Interested parties also can visit the FDIC's Web site at http://www.fdic.gov/bank/individual/failed/atlantic-va.html.


The FDIC estimates that the cost to the Deposit Insurance Fund (DIF) will be $35 million. Sonabank's acquisition of all the deposits was the "least costly" resolution for the FDIC's DIF compared to alternatives. Greater Atlantic Bank is the 130th FDIC-insured institution to fail in the nation this year, and the first in Virginia. The last FDIC-insured institution closed in the state was New Atlantic Bank, National Association, Norfolk, on August 12, 1993.

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Congress created the Federal Deposit Insurance Corporation in 1933 to restore public confidence in the nation's banking system. The FDIC insures deposits at the nation's 8,099 banks and savings associations and it promotes the safety and soundness of these institutions by identifying, monitoring and addressing risks to which they are exposed. The FDIC receives no federal tax dollars - insured financial institutions fund its operations.

FDIC press releases and other information are available on the Internet at www.fdic.gov, by subscription electronically (go to www.fdic.gov/about/subscriptions/index.html) and may also be obtained through the FDIC's Public Information Center (877-275-3342 or 703-562-2200). PR-224-2009